Exhibit 99.3

FOR IMMEDIATE RELEASE

CIT PLACES $250 MILLION ORDER FOR
10 IAE ENGINES WITH OPTION FOR FIVE ADDITIONAL

        NEW YORK and PARIS – June 20, 2007 — CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today announced from the 47th International Paris Air Show an order for ten shipsets of IAE V2500 engines with the options for five additional to power up to 15 Airbus A320 family aircraft. The order is valued at approximately $250 million based on list prices.

        CIT owns or finances a fleet of more than 300 aircraft. To date, CIT has taken delivery of 32 new V2500-powered aircraft.

        “The engine,” said Tony Diaz, Executive Vice President, CIT Aerospace, Commercia Executive Vice President, CIT Aerospace, Commercial Airlines. “Its inclusion in our portfolio enables us to meet the high market demand from operators of the A320 family.”

        Jon Beatty, IAE President and CEO, said, “Critical to CIT’s success is its skill in accurately forecasting demand and providing the best products to meet the needs of its customers. CIT has a deserved reputation as a leader in this field and has done so across a broad portfolio of finance solutions the world over. Our program of product improvement ensures the V2500 consistently maintains its leading position in fuel burn advantage, world-class reliability and overall lowest emissions - and makes it the engine of choice for lessors and operators of the Airbus A320 family.”

About IAE

IAE is a multinational aero engine consortium whose shareholders comprise Pratt & Whitney (NYSE: UTX), Rolls-Royce (RR.L.), the Japanese Aero Engines Corporation and MTU Aero Engines. More than 1,300 V2500-powered aircraft have been delivered and the worldwide fleet has accumulated over 40 million flying hours.

About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries as well as financial institutions.

About CIT

CIT Group Inc. (NYSE: CIT), a leading global commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,500 employees in locations throughout North America, Europe, Latin America and Asia Pacific. www.cit.com

MEDIA CONTACTS:

CIT – Paris
Abby Cohn
CIT Aerospace
(347) 751-2109
abby.cohn@cit.com

CIT – New York
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

Steve Klimas
CIT Investor Relations
973-535-3769

IAE International Aero Engines AG
Neil Williams V
ice President, Communications
(860) 565-1773
nwilliam@iaev2500.com